EXHIBIT 11.2


CPI CORP. COMPUTATION OF EARNINGS PER COMMON SHARE - DILUTED
(in thousands of dollars or shares except per share amounts)
Twenty-four Weeks Ended July 24, 1999 and July 25, 1998

                                          Twenty-four Weeks Ended
                                          ----------------------
                                           July 24,    July 25,
                                             1999        1998
                                          ---------    ---------
Diluted:
  Net earnings (loss) applicable to common
    shares                                $   (886)    $    881
                                          =========    =========
Shares:
  Weighted average number of
    common shares outstanding               17,772       17,588
  Shares issuable under employee
    stock plans - weighted average               -**         34
  Dilutive effect of exercise of
    certain stock options                        -**        278
  Less: Treasury stock-weighted average     (7,864)      (7,623)
                                          ---------    ---------
  Weighted average number of common and
    common equivalent shares outstanding     9,908       10,277
                                          =========    =========
Net earnings (loss) per common and
    common equivalent shares              $  (0.09)    $   0.09
                                          =========    =========

** The dilutive effect of 34,110 stock options as well as 315,203 shares issuable under employee stock plans was not considered as the effect is antidilutive.





                              29